Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-00000) pertaining to the registration of 40,000,000 shares of common stock of Regions Financial Corporation of our reports dated February 24, 2017, with respect to the consolidated financial statements of Regions Financial Corporation and the effectiveness of internal control over financial reporting of Regions Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

February 24, 2017